EXHIBIT A


                       ACKNOWLEDGEMENT AND AGREEMENT

     Reference is hereby made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated November 7, 2000, by and among California Investment Fund, LLC, a California limited liability company (the "Buyer"), DCI Acquisition Corporation, a Virginia corporation (the "Transitory Subsidiary"), and Dynex Capital, Inc., a Virginia corporation (the "Target"). Each capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Merger Agreement.

     Pursuant to Section 5(c)(i), the SEC Mail Date will be December 22, 2000, unless the parties mutually agree to an earlier date.

     Pursuant to Sections 2(d)(vii), 5(f) and 6(a)(vii) of the Merger Agreement, the Target is required to purchase, terminate or cancel all outstanding Target SARs and Target Options for an aggregate amount not to exceed $265,000 on or before the Effective Time. Each of the Buyer, the Transitory Subsidiary and the Target hereby agrees to substitute $300,000 in lieu of $265,000 in each such Section.

     Pursuant to Section 5(g)(vii) of the Merger Agreement, none of the Target and its Subsidiaries will make any change in employment retention agreements other than extension through the Effective Time. Each of the Buyer, the Transitory Subsidiary and the Target hereby agrees that the Target may extend through December 31, 2001 employment retention agreements for full-time employees of the Target in its Glen Allen, VA office that have been employees of the Target for at least one full year as of December 31, 2000. Such retention agreements will provide for a retention payment of 20% of base salary in addition to the one-week per year of service in the Target's existing severance policy to the extent such employee's position is eliminated or relocated outside the Richmond, VA metropolitan area during calendar year 2001 and such employee does not relocate.

     IN WITNESS WHEREOF, each of the undersigned acknowledges and agrees to the foregoing and executes this Acknowledgement and Agreement as of this 8th day of December, 2000.

                                     ACKNOWLEDGED AND AGREED:

                                     CALIFORNIA INVESTMENT FUND, LLC


                                     By: /s/ Michael R. Kelly
                                        ------------------------------------
                                     Title: Managing Member
                                           ---------------------------------


                                     DCI ACQUISITION CORPORATION


                                     By: /s/ Michael R. Kelly
                                        ------------------------------------
                                     Title:
                                           ---------------------------------


                                     DYNEX CAPITAL, INC.


                                     By: /s/ Thomas H. Potts
                                        ------------------------------------
                                     Title: President
                                           ---------------------------------